Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 5 to Registration Statement 333-173686 on Form S-1 of our report dated April 22, 2011 (June 8, 2011 as to the effects of the restatement discussed in Note 21 and December 7, 2011 as to the effects of subsequent events discussed in Note 20), relating to the consolidated financial statements of BrightSource Energy, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the restatement described in Note 21 to those consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

December 7, 2011